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EXHIBIT 10.16

    AGREEMENT (hereinafter called this "Agreement") made as of this 27th day of October, 2000 between Alexey Vladimierevich Afanasiev (hereinafter called the "Inventor"), and PerfectData Corporation (hereinafter called the "Opionee").

    WHEREAS, the Inventor is the owner of certain Intellectual Property (herein defined) and the Inventor desires to grant the Optionee an option to purchase or license the Intellectual Property.

    NOW THEREFORE, in consideration of the premises, the mutual covenants herein set forth and other good and valuable consideration, including the Optionee and the Inventor entering into an interim license agreement of even date hereof (the "Interim License Agreement"), the Inventor and the Optionee hereby agree as follows:

    1.  Definitions.  The following terms shall have the following meaning:

    "Copyright(s)" means any work containing copyrightable subject matter that Inventor owns or has the right to license to others that relates to the Licensed Product(s), including without limitation works registered with the Copyright Office of the United States or any foreign country or works for which an application to register the work with the Copyright Office of the United States or any foreign country has been filed.

    "Intellectual Property" means the entire right, title, and interest in and to all proprietary rights encompassed within the categories of Copyright(s), Know-How, mark, and patent(s).

    "Know-How" means technology, inventions, designs, drawings, processes, recipes, formulae, data, technical information, and other intellectual, industrial, or commercial property that are known to and possessed by Inventor as of the date the option is exercised and that relate to the Licensed Product(s).

    "Licensed Product(s)" means product(s) that incorporate the Intellectual Property, any improvement(s),or any portion(s) of the Intellectual Property or improvement(s).

    "Mark" means the trademark SILKYBOARD, including all rights associated with such trademark arising under provincial state, federal, or other local or national law throughout the world, and all goodwill associated with such trademark and the domain name www.silkyboard.com. For purposes of this Agreement, the mark shall include, without limitation, all rights arising from the United States Trademark Application Serial Number 75/750,549 filed on August 11, 1999.

    "Patent(s)" means all patent rights that may be granted throughout the world for the invention disclosed in the international application PCT/RU99/00430, filed on November 11, 1999 (the "PCT application"), claiming priority based upon United States provisional application 60/136,384, filed on May 27, 1999 (the "Priority Application"), and any and all divisions, continuations, renewals, reissues, or extensions thereof, as well as all rights of priority under the terms of the International Convention for the Protection of the Industrial property, but expressly excluding any continuation in part or the equivalent thereof.

    2.  Confirmation of Grant of Option.  The Inventor hereby irrevocably grants to the Optionee the right to license or purchase the Intellectual property on the terms and conditions set forth in the Term Sheet attached hereto as Exhibit A (hereinafter called the "Option").

    3.  Exercise of Option.  The Option may be exercised on or prior to December 22, 2000 (the "Expiration Date"). The Option may be exercised by written notice to the Inventor. Upon the exercise of the Option the Inventor and the Optionee will execute a license or purchase agreement containing the terms set forth on Exhibit A within seven days of the date the Option as exercised. The Inventor and the Optionee agree to negotiate in good faith commencing on the execution hereof the form of the license or purchase agreement and related agreements which will be executed upon the exercise of the

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Option which form shall include standard provisions (e.g. representations, warranties, indemnification etc.) for a transaction of this type. Inventor shall cooperate with the Optionee and provide it with any requested information regarding its due diligence of the Intellectual Property.

    4.  Exclusivity.  Inventor and Optionee hereby agree that prior to the Expiration Date Inventor shall not, and shall not permit any of its directors, employees, agents or representatives to, directly or indirectly, solicit, initiate or accept any discussions, submissions of proposals or offers or negotiations with, or, participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever to, or otherwise cooperate in any other way with, or assist or participate in, facilitate or encourage any effort or attempt by, or enter into any agreement with, any person, other than Optionee (or one of its affliliates), concerning any, sale or licensee of the Intellectual Property, or any similar transaction involving Inventor or the Intellectual Property or authorize or permit any of his agents or representatives to take any such action.

    5.  Notices.  Each notice relating to this Agreement will be in writing and delivered in person or by registered or certified mail or by express courier service to the proper address. All notices to the Inventor shall be addressed to him at 47337 Middle Bluff Place, Potomac Falls, VA 20165, with a copy to Darby & Darby, 805 Third Avenue, New York, New York 10022, Attention David Leason, Esq. All notices to the Optionee shall be addressed to it at 110 West Easy Street, Simi Valley, CA 93065, Attention Chief Executive Officer, with a copy to Wachtel & Masyr, 100 East 59 Street, New York, New York 10022, Attention Scott J. Lesser, Esq. Anyone to whom a notice may be given under this Agreement may designate a new address in the United States by notice to that effect given in accordance with this Section 4.

    6.  Miscellaneous.  No waiver by either party of any default, misrepresentation, or breach of warranty or covenant hereunder, regardless of whether intentional, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Any term or condition of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. This Agreement and the Interim License Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereto and shall supersede any prior understandings, agreements, covenants, warranties, or representations by or between the parties, written or oral. This Agreement shall be enforced, governed by, and construed in accordance with the laws of the State of New York, regardless of the choice of law or conflict of law provisions of or any other jurisdiction. The parties agree that any suit brought in connection with this Agreement shall be brought exclusively in the state or federal courts located in the county of New York. The parties consent to the personal jurisdiction of such courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO VENUE, INCLUDING AN OBJECTION BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT SUCH PARTY NOW HAS OR HEREAFTER MAY HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION. Service of process on the Inventor may be made on David Leason, 805 Third Ave, New York, NY 10022, (212) 527-7700 and Dmitri Simonenko, 47337 Middle Bluff Place, Potomac Falls, VA 20165, (703) 244-7141 as his agent. Service of process on the Optionee may be made on the Chief Executive Officer, 110 West Easy Street, Simi Valley, CA 93065 and Scott J. Lesser, Esq. of Wachtel & Masyr, 100 East 59 Street, New York, New York 10022 as their agent.

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    IN WITNESS WHEREOF, the Inventor and the Optionee have caused this Agreement to be executed as of the day, month and year first above written.

PERFECTDATA CORPORATION
By:	/s/ HARRIS SHAPIRO
/s/ ALEXEI AFANASIEV Alexey Vladimierevich Afanasiev

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EXHIBIT A

    Set forth below are the proposed terms and conditions of the transaction contemplated by Perfectdata Corporation ("PD") and Alexey Vladimierevich Afanasiev or a U.S. holding company which may hold the Intellectual Property (collectively, "AV") regarding Silkyboard.

    Upon PD's exercise of the Option AV will either (i) grant a license to PD granting worldwide exclusive unlimited rights in perpetuity to the Intellectual Property for all products or (ii) sell the Intellectual Property to PD, the selection of (i) or (ii) structure to be determined after PD's reviewing all patent information and other due diligence materials and other tax considerations. The financial terms (license fees under (i) or purchase price under (ii), as set forth above) are as follows: (i) one million dollars ($1,000,000) payable $300,000 at closing plus 20% of net sales paid on a monthly basis until the entire one million dollars has been paid, provided however, that if the entire $1,000,000 has not been paid upon the one-year anniversary of the license/purchase agreement, PD will have the option to make-up any shortfall and to the extent such shortfall has not been paid by PD, then AV will have the right to terminate the agreement and AV will retain any moneys paid and shares delivered up to that point with no obligation to make any reimbursement to PD, (ii) a royalty or payment of 4.25% of net sales paid and (iii) up to 1,200,000 shares of restricted PD common stock. The shares will be issued as follows:

      (a) 600,000 shares at closing;

      (b) 600,000 shares on an earnout basis as follows: 300,000 shares when silkyboard's net sales reach $4,000,000 during the first 12 month period after the closing of the exercise of the Option, the next 150,000 shares when silkyboard's net sales reach $6,000,000 during the first 12 month period after the closing of the exercise of the Option and the next 150,000 shares when silkyboard's net sales reach $8,000,000 during the first 12 month period after the closing of the exercise of the Option (for a total of 600,000 shares), or if the cumulative net sales of silkyboard reach $10,000,000 anytime during the first 2 years after the closing of the exercise of the Option the remaining number shares needed to reach 600,000 shares.

AV and Dimitri Simonenko will share all payments hereunder, except for the 4.25% royalty/fee, equally.

    PD will prepare a marketing plan requiring a minimum of $250,000 to be spent by PD and its vendors during the first 12-month period after the closing of the exercise of the Option on advertising.

    PD will use its best efforts (subject to compliance with the securities laws) to file a registration statement for the first 300,000 shares that are being transferred within 90 days after the closing of the exercise of the Option. In addition, PD will provide traditional piggyback rights with respect to the remaining number of shares to be issued.

    PD will offer AV a position as a consultant for a 2-year period following the closing of the exercise of the Option for a salary of $50,000 per year plus reasonable expenses as approved by PD.

  FINDER'S FEE

    Quay Fahnestock will receive a finder's fee from Dimitri Simonenko and AV, paid in kind, equal to 7% of all payments made to DS, at the time the transaction closes and for a period ending December 31st, 2002.

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  EXHIBIT 10.16
EXHIBIT A